UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015 (June 15, 2015)

New Media Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas New York, NY	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 479-3160

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 15, 2015, New Media Investment Group Inc. (“New Media”) completed the acquisition of publishing operations and certain print and digital assets (the “Acquisition”) of The Columbus Dispatch (“Dispatch”). The Acquisition was consummated pursuant to the terms of an Asset Purchase Agreement, dated as of June 3, 2015 (the “Asset Purchase Agreement”), as previously disclosed by New Media in its Current Report on Form 8-K dated June 3, 2015. Pursuant to the Asset Purchase Agreement, New Media completed the Acquisition for $47.0 million in cash. The purchase price was funded with a combination of cash on hand and an incremental $25.0 million of borrowings made under New Media’s existing term loan.

Other than the Asset Purchase Agreement, there are no material relationships between the New Media and Dispatch or any of their respective affiliates.

The foregoing description of the Acquisition, the Asset Purchase Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement. A copy of the Asset Purchase Agreement is included herewith as Exhibit 2.1.

Item 8.01 Other Events

On June 15, 2015, New Media issued a press release announcing its completion of the Acquisition. A copy of the press release is included herewith as Exhibit 99.1. The website address of New Media is included in the press release as an inactive textual reference only. The information contained on such website is not part of the press release and shall not be deemed furnished to the Securities and Exchange Commission (the “SEC”) or otherwise included in this Current Report on Form 8-K or any other filing made by New Media with the SEC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1*	Asset Purchase Agreement dated as of June 3, 2015, by and among The Dispatch Printing Company, Consumer News Services, Inc., Dispatch Consumer Services, Inc. , GateHouse Media Ohio Holdings II, Inc. and GateHouse Media Operating, LLC.

99.1	Press Release, dated June 15, 2015.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. New Media hereby undertakes to supplementally furnish copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW MEDIA INVESTMENT GROUP INC.

By:	/s/ Michael E. Reed
Name:	Michael E. Reed
Title:	Chief Executive Officer

Date: June 15, 2015